AGREEMENT AND PLAN OF MERGER



                           DATED AS OF JULY 18, 1999



                                     AMONG



                            COMMNET CELLULAR INC.


                             VODAFONE AIRTOUCH PLC



                                      AND



                  PACIFIC TELECOM CELLULAR OF COLORADO, INC.

                               TABLE OF CONTENTS

                                                                          Page


ARTICLE I.           THE MERGER   . . . . . . . . . . . . . . . . . . . .    1

         1.1.        The Merger   . . . . . . . . . . . . . . . . . . . .    1
         1.2.        Closing  . . . . . . . . . . . . . . . . . . . . . .    2
         1.3.        Effective Time   . . . . . . . . . . . . . . . . . .    2
         1.4.        Effects of the Merger  . . . . . . . . . . . . . . .    2
         1.5.        Articles of Incorporation  . . . . . . . . . . . . .    2
         1.6.        By-Laws  . . . . . . . . . . . . . . . . . . . . . .    2
         1.7.        Officers and Directors of Surviving Corporation  . .    2
         1.8.        Effect on Capital Stock  . . . . . . . . . . . . . .    3

ARTICLE II.          PAYMENT FOR SHARES   . . . . . . . . . . . . . . . .    4

         2.1.        Exchange Fund  . . . . . . . . . . . . . . . . . . .    4
         2.2.        Exchange Procedures.   . . . . . . . . . . . . . . .    4
         2.3.        No Further Ownership Rights in CCI Common Stock
                       Exchanged for Cash . . . . . . . . . . . . . . . .    5
         2.4.        Termination of Exchange Fund   . . . . . . . . . . .    5
         2.5.        No Liability   . . . . . . . . . . . . . . . . . . .    5
         2.6.        Investment of Exchange Fund  . . . . . . . . . . . .    5
         2.7.        Lost Certificates  . . . . . . . . . . . . . . . . .    5
         2.8.        Withholding Rights   . . . . . . . . . . . . . . . .    6
         2.9.        Further Assurances   . . . . . . . . . . . . . . . .    6
         2.10.       Shares of Dissenting Shareholders  . . . . . . . . .    6

ARTICLE III.         REPRESENTATIONS AND WARRANTIES   . . . . . . . . . .    7

         3.1.        Representations and Warranties of CCI  . . . . . . .    7
         3.2.        Representations and Warranties of Parent and
                       Merger Sub . . . . . . . . . . . . . . . . . . . .   20

ARTICLE IV.          COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . .   23

         4.1.        Covenants of CCI   . . . . . . . . . . . . . . . . .   23
         4.2.        Covenants of Parent and Merger Sub   . . . . . . . .   27
         4.3.        Advice of Changes; Government Filings  . . . . . . .   27
         4.4.        Transition Planning  . . . . . . . . . . . . . . . .   28
         4.5.        Control of Other Party's Business  . . . . . . . . .   28

ARTICLE V.           ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . .   29

         5.1.        Preparation of Proxy Statement; CCI Shareholder
                       Meeting  . . . . . . . . . . . . . . . . . . . . .   29
         5.2.        Access to Information  . . . . . . . . . . . . . . .   29

         5.3.        Approvals and Consents; Cooperation  . . . . . . . .   30
         5.4.        Acquisition Proposals  . . . . . . . . . . . . . . .   31
         5.5.        Stock Options and Other Benefit Plans  . . . . . . .   33
         5.6.        Fees and Expenses  . . . . . . . . . . . . . . . . .   34
         5.7.        Indemnification; Directors' and Officers'
                       Insurance  . . . . . . . . . . . . . . . . . . . .   34
         5.8.        Rights Agreement   . . . . . . . . . . . . . . . . .   35
         5.9.        Public Announcements   . . . . . . . . . . . . . . .   35
         5.10.       Certain Agreements   . . . . . . . . . . . . . . . .   35

ARTICLE VI.          CONDITIONS PRECEDENT   . . . . . . . . . . . . . . .   35

         6.1.        Conditions to Each Party's Obligation to Effect
                       the Merger . . . . . . . . . . . . . . . . . . . .   35
         6.2.        Additional Conditions to Obligations of Parent
                       and Merger Sub . . . . . . . . . . . . . . . . . .   36
         6.3.        Additional Conditions to Obligations of CCI  . . . .   37

ARTICLE VII.         TERMINATION AND AMENDMENT  . . . . . . . . . . . . .   38

         7.1.        Termination  . . . . . . . . . . . . . . . . . . . .   38
         7.2.        Effect of Termination  . . . . . . . . . . . . . . .   40
         7.3.        Amendment  . . . . . . . . . . . . . . . . . . . . .   42
         7.4.        Extension; Waiver  . . . . . . . . . . . . . . . . .   42

ARTICLE VIII.        GENERAL PROVISIONS   . . . . . . . . . . . . . . . .   42
         8.1.        Non-Survival of Representations, Warranties and
                       Agreements . . . . . . . . . . . . . . . . . . . .   42
         8.2.        Notices  . . . . . . . . . . . . . . . . . . . . . .   43
         8.3.        Interpretation   . . . . . . . . . . . . . . . . . .   43
         8.4.        Counterparts   . . . . . . . . . . . . . . . . . . .   43
         8.5.        Entire Agreement; No Third Party Beneficiaries   . .   43
         8.6.        Governing Law  . . . . . . . . . . . . . . . . . . .   44
         8.7.        Severability   . . . . . . . . . . . . . . . . . . .   44
         8.8.        Assignment   . . . . . . . . . . . . . . . . . . . .   44
         8.9.        Enforcement  . . . . . . . . . . . . . . . . . . . .   44
         8.10.       Definitions  . . . . . . . . . . . . . . . . . . . .   44
         8.11.       WAIVER OF JURY TRIAL.  . . . . . . . . . . . . . . .   46

ANNEX AND CCI DISCLOSURE SCHEDULE


Annex

A.   Employee Benefits Matters


CCI Disclosure Schedule

                           GLOSSARY OF DEFINED TERMS

                                                                   Location of
Definition                                                       Defined Terms
Acquiring Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(q)
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . 5.4(a)
Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.2(d)
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Agreement Options . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.5(a)
Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(b)
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(c)
CBCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
CCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
CCI Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(d)
CCI Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(m)
CCI Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
CCI Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . .  3.1
CCI Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . 3.1(l)
CCI Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(f)
CCI SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(d)
CCI Shareholders Meeting  . . . . . . . . . . . . . . . . . . . . . . . 5.1(c)
CCI Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Chase Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
CIFC Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
CoBank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.8
Colorado Articles of Merger . . . . . . . . . . . . . . . . . . . . . . .  1.3
Communications Act  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
Consolidated Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)
Control Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(e)
CoreStates Facility . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.10
Distribution Date . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(q)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(m)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.6
FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
FCC Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.1(c)
FCC Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(f)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)
General Partner Licensees . . . . . . . . . . . . . . . . . . . . . . . 3.1(f)
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)

HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
IRS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(m)
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Limited Partner Licensees . . . . . . . . . . . . . . . . . . . . . . . 3.1(f)
Managed Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(f)
Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . .  8.10(f)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . .  8.10(g)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . 1.8(b)
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Nasdaq  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
Nonmanaged Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(f)
Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.5(a)
Organizational Documents  . . . . . . . . . . . . . . . . . . . . . .  8.10(h)
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(i)
Plan Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.5(a)
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
Required CCI Votes  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(k)
Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
Required Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . 6.2(c)
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(d)
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Share Reference Date  . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Stock Acquisition Date  . . . . . . . . . . . . . . . . . . . . . . . . 3.1(q)
Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(j)
Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.4(a)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.10(k)
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.10(k)
Taxable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(k)
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(k)
Terminating CCI Breach  . . . . . . . . . . . . . . . . . . . . . . . . 7.1(g)
Terminating Merger Sub/Parent Breach  . . . . . . . . . . . . . . . . . 7.1(h)
Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.1(b)
the other party . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.10(l)
Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
WARN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(f)

          AGREEMENT AND PLAN OF MERGER, dated as of July 18, 1999 (this "Agreement"), among COMMNET CELLULAR INC., a Colorado corporation ("CCI"), VODAFONE AIRTOUCH PLC, a British corporation ("Parent"), and PACIFIC TELECOM CELLULAR OF COLORADO, INC., a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

                             W I T N E S S E T H :

          WHEREAS, the Board of Directors of CCI has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), taken together are fair to and in the best interests of the shareholders of CCI and (ii) resolved to recommend that the holders of the shares of common stock, par value $.001 per share of CCI ("CCI Common Stock"), approve this Agreement and the transactions contemplated herein, including the Merger;

          WHEREAS, the Boards of Directors of Parent and Merger Sub have each determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of their respective shareholders;

          WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into a Voting Agreement (the "Voting Agreement") with BCP CommNet L.P., a Delaware limited partnership and the owner of approximately 86% of the CCI Common Stock ("Stockholder"), pursuant to which Stockholder has agreed to vote all the shares of CCI Common Stock owned by it in favor of the Merger upon the terms and subject to the conditions set forth in the Voting Agreement;

          WHEREAS, in order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act (the "CBCA"), will merge with and into CCI (the "Merger"); and

          WHEREAS, CCI, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I.
                                  THE MERGER

          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA, Merger Sub shall be merged with and into CCI at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of Merger Sub shall cease and CCI shall continue as the surviving corporation (the "Surviving Corporation").

          1.2. Closing. The closing of the Merger (the "Closing") will take place on the fifth Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, unless another place is agreed to in writing by the parties hereto.

          1.3. Effective Time. As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "Colorado Articles of Merger") in such form as is required by and executed in accordance with the CBCA and (ii) make all other filings or recordings required under the CBCA. The Merger shall become effective at the later of (i) such time as the Colorado Articles of Merger are duly filed with the Colorado Secretary of State or (ii) such other time as Parent, Merger Sub and CCI shall agree in writing should be specified in the Colorado Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

          1.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of CCI and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of CCI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.5. Articles of Incorporation. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          1.6. By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          1.7. Officers and Directors of Surviving Corporation. The directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of the Surviving Corporation shall be those designated by Merger Sub prior to the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be.

          1.8. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of CCI, Parent, Merger Sub or the holders of any shares of CCI Common Stock or any shares of capital stock of Merger Sub:

          (a) Each share of CCI Common Stock that is owned by Parent or any Subsidiary of Parent (including Merger Sub) or of CCI (together, in each case, with the associated Right), shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (b) Except as otherwise provided herein, each issued and outstanding share of CCI Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled in accordance with Section 1.8(a) and Dissenting Shares (as defined below)) together with the associated Right shall be converted into the right to receive an amount equal to $31 per share in cash, plus interest thereon for the period commencing on the date of this Agreement until, but not including, the Closing Date at a rate of eight percent (8%) per annum compounded daily calculated on the basis of a 360-day year for the actual number of days elapsed (the "Merger Consideration").

          (c) As of the Effective Time, all shares of CCI Common Stock (and the associated Rights) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of CCI Common Stock (and the associated Rights) shall cease to have any rights with respect thereto, except (i) the right to receive cash to be paid in consideration therefor upon surrender of such certificate in accordance with Article II, or (ii) in the case of Dissenting Shares, any rights under Article 113 of the CBCA.

          (d) Each share of common, preferred or other capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of identical common, preferred or other capital stock of the Surviving Corporation.


                                  ARTICLE II.
                              PAYMENT FOR SHARES

          2.1. Exchange Fund. Prior to the mailing of the Proxy Statement (as defined below), Merger Sub shall appoint a bank or trust company which is reasonably satisfactory to CCI to act as paying agent for the payment of the Merger Consideration (the "Paying Agent"). At or prior to the Effective

Time, Parent or Merger Sub shall deposit the Merger Consideration with the Paying Agent for the benefit of the holders of the shares of CCI Common Stock (and the associated Rights) for payment pursuant to this Agreement. The Paying Agent shall deliver such cash (such cash being hereinafter referred to as the "Exchange Fund") in payment for outstanding shares of CCI Common Stock (and the associated Rights).

          2.2. Exchange Procedures. As soon as reasonably practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of CCI Common Stock (and the associated Rights) shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to the amount of cash into which the number of shares of CCI Common Stock (and the associated Rights) previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time there shall be no further transfer on the records of CCI or its transfer agent of certificates representing shares of CCI Common Stock (and the associated Rights) which have been converted pursuant to this Agreement into the right to receive cash, and if such certificates are presented to CCI for transfer, they shall be cancelled against delivery of cash. If payment of the Merger Consideration is to be remitted to a Person other than the Person in whose name the certificate for CCI Common Stock surrendered for payment is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed, with signature guaranteed by a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act, as defined below), or otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each certificate for shares of CCI Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by
Section 1.8. Except as provided in Section 1.8(b), no interest will be paid or will accrue on any cash payable as Merger Consideration.

          2.3. No Further Ownership Rights in CCI Common Stock Exchanged for Cash. All cash paid upon the surrender for conversion of certificates representing shares of CCI Common Stock (and the associated Rights) in accordance with the terms of Article I and this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of CCI Common Stock (and the associated Rights) surrendered for conversion for cash theretofore represented by such certificates.

          2.4. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing shares of CCI Common Stock (and the associated Rights) for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of such certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration with respect to the shares of CCI Common Stock (and the associated Rights) formerly represented thereby to which such holders are entitled pursuant to Section 2.2 and only as general creditors thereof for payment of their claim for the Merger Consideration.

          2.5. No Liability. None of Parent, Merger Sub, CCI, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of CCI Common Stock (and the associated Rights) shall not have been surrendered prior to six months after the Effective Time (or immediately prior to such earlier date on which any cash would otherwise escheat to or become the property of any Governmental Entity (as defined below)), any such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          2.6. Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

          2.7. Lost Certificates. If any certificate of CCI Common Stock (and the associated Right) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by CCI, the posting by such Person of a bond in such reasonable amount as CCI may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of CCI Common Stock (and the associated Rights) formerly represented thereby, pursuant to this Agreement.

          2.8. Withholding Rights. CCI and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CCI Common Stock (and the associated Rights) such amounts as CCI or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CCI or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CCI Common Stock (and the associated Rights) in respect of which such deduction and withholding was made by such party.

          2.9. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of CCI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CCI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          2.10. Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of CCI Common Stock (and the associated Rights) that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall not have voted in favor of the Merger and who shall have demanded properly in writing payment for such shares in accordance with Article 113 of the CBCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value (as defined in Article
113) of such shares of CCI Common Stock (and the associated Rights) held by them in accordance with the provisions of Article 113 of the CBCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to payment for such shares of CCI Common Stock (and the associated Rights) under such Article 113 shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without any interest thereon (except as provided in Section 1.8(b)). CCI shall give Merger Sub prompt notice of any notice or demands for payment in accordance with Article 113 of the CBCA for shares of CCI Common Stock received by CCI and Merger Sub shall have the right to participate in and approve all negotiations and proceedings with respect to such demands. CCI shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

                                 ARTICLE III.
                        REPRESENTATIONS AND WARRANTIES

          3.1. Representations and Warranties of CCI. Except as set forth in the CCI Disclosure Schedule delivered by CCI to Merger Sub at or prior to the execution of this Agreement (the "CCI Disclosure Schedule"), CCI represents and warrants to Parent and Merger Sub as follows:

          (a)  Organization, Standing and Power.

               (i) Each of CCI and each of the Consolidated Subsidiaries that is a corporation has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Consolidated Subsidiaries that is a partnership or limited liability company has been duly formed and is validly existing under the laws of the jurisdiction of its formation. Each of CCI and each of the Consolidated Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CCI. The copies of the Organizational Documents of CCI and the Consolidated Subsidiaries which were previously furnished to Merger Sub are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used herein, "Consolidated Subsidiaries" means the corporations, partnerships and limited liability companies which are, or which in accordance with generally accepted accounting principles ("GAAP") should be, consolidated for purposes of CCI's financial reporting, exclusive of partnerships unless CCI or an entity which it controls is the controlling general partner of such partnership.

               (ii) Each of the Managed Affiliates (as defined below) that is a corporation has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Managed Affiliates that is a partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation. Each of the Managed Affiliates is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CCI.

          (b)  Capital Structure.

               (i) As of the date of this Agreement (the "Share Reference Date"), the authorized capital stock of CCI consisted of (A) 40,000,000 shares of CCI Common Stock, of which 22,853,345 shares were outstanding and (B) 1,000,000 shares of preferred stock, of which 150,000 shares of Series A Preferred Stock have been designated (none of which have been issued) and were reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of CCI Common Stock pursuant to the Rights Agreement dated as of December 10, 1990, as amended, between CCI and State Street Bank and Trust Company, as successor to The Bank of New York, as rights agent (the "Rights Agreement"). Since the Share Reference Date, to the date of this Agreement, there have been no issuances of shares of the capital stock of CCI or any other securities of CCI other than issuances of shares pursuant to options or rights outstanding as of the Share Reference Date under the CCI Benefit Plans (as defined below). All issued and outstanding shares of the capital stock of CCI are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of the Share Reference Date no options, warrants or other rights to acquire capital stock from CCI other than the options specified in Section 5.5(a). No options or warrants or other rights to acquire capital stock from CCI have been issued or granted since the Share Reference Date to the date of this Agreement.

               (ii) Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Consolidated Subsidiary that is a corporation are duly authorized, validly issued, fully paid and non-assessable and are owned, directly or indirectly, by CCI and, where owned by CCI or a Consolidated Subsidiary, are owned free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens"). Except as set forth in
          Section 3.1(b) of the CCI Disclosure Schedule, all of the partnership or limited liability company interests of each Consolidated Subsidiary that is a partnership or a limited liability company have been validly created pursuant to its partnership agreement or limited liability company agreement, as applicable, and all of the partnership or limited liability interests of each such Consolidated Subsidiary are owned, directly or indirectly, by CCI and, where owned by CCI or a Consolidated Subsidiary, are owned free and clear of any Liens.

               (iii) Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by CCI or a Consolidated Subsidiary in each Managed Affiliate or CCI Affiliate which is a corporation are duly authorized, validly issued, fully paid and non-assessable and, where owned directly by CCI or a Consolidated Subsidiary, as applicable, are owned free and clear of any Liens. Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the partnership interests of each Managed Affiliate or CCI Affiliate which is a partnership in which CCI or a Consolidated Subsidiary has a direct partnership interest have been validly created pursuant to such partnership's partnership agreement and all of the partnership interests of each partnership Managed Affiliate or CCI Affiliate directly owned by CCI or a Consolidated Subsidiary, as applicable, are free and clear of any Liens.

               (iv) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of CCI having the right to vote on any matters on which shareholders may vote ("CCI Voting Debt") are issued or outstanding.

               (v) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CCI or any of the Consolidated Subsidiaries is a party or by which any of them is bound obligating CCI or any of the Consolidated Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of CCI or any of the Consolidated Subsidiaries or obligating CCI or any of the Consolidated Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of CCI or any of the Consolidated Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CCI or any of the Consolidated Subsidiaries.

               (vi) As of July 16, 1999, the only outstanding indebtedness for borrowed money of CCI, the Consolidated Subsidiaries and the Managed Affiliates is (a) indebtedness under a Senior Bank Credit Facility dated September 18, 1997 with The Chase Manhattan Bank, as administrative agent and collateral agent, Chase Manhattan Bank Delaware, as fronting bank, and the other lenders named therein (the "Chase Facility") not exceeding $739,000,000, (b) indebtedness owed to CIFC by Consolidated Subsidiaries or Managed Affiliates under the credit facilities set forth on Section 3.1(i) of the CCI Disclosure Schedule (the "CIFC Facilities"), (c) indebtedness to

          CoreStates Bank (now known as First Union National Bank) under the Credit Agreement dated as of September 4, 1996 between Sioux Falls Cellular Limited Partnership and CoreStates Bank, N.A. (the "CoreStates Facility") not exceeding $2,916,332, (d) indebtedness to CoBank ACB ("CoBank") under the Credit Agreement dated as of July 31, 1997 between Eastern South Dakota Cellular of South Dakota LP and CoBank not exceeding $0, (e) indebtedness to CoBank under the Credit Agreement dated as of July 31, 1997 between Sanborn Cellular of South Dakota Limited Partnership and CoBank not exceeding $3,939,888, (f) indebtedness to CoBank under the Credit Agreement dated as of July 31, 1997 between Missouri Valley Cellular of South Dakota Limited Partnership and CoBank not exceeding $3,172,258, (g) indebtedness to CoBank under the Credit Agreement dated as of June 14, 1998 between Pueblo Cellular, Inc. and CoBank not exceeding $5,604,851, and (h) other indebtedness for borrowed money not exceeding $100,000. Other than any loans and other extensions of credit under the facilities referred to in clauses (a) through (g) above, all of which are prepayable in full in accordance with their terms (without penalty other than break funding costs), no indebtedness for borrowed money of CCI or the Consolidated Subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by CCI or any Consolidated Subsidiary or any Managed Affiliate or restricts the ability of any of the foregoing to grant any Liens on its properties or assets. There are no agreements or arrangements pursuant to which CCI or the Consolidated Subsidiaries has guaranteed or agreed to be liable for the obligations of another Person for borrowed money, other than CCI and its wholly owned Subsidiaries.

               (vii) There are no agreements or arrangements pursuant to which (i) except as set forth on Section 3.1(b) of the CCI Disclosure Schedule, CCI is or could be required to register shares of CCI Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) CCI is a party and which restricts the voting or disposition of any CCI Common Stock.

          (c)  Authority; No Conflicts.

               (i) CCI has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of CCI Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCI, subject in the case of the consummation of the Merger to the adoption of this Agreement by the shareholders of CCI. This Agreement has been duly executed and delivered by CCI and constitutes a valid and binding agreement of CCI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

               (ii) Except as set forth in Section 3.1(c)(ii) of the CCI Disclosure Schedule, the execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Organizational Documents of CCI, any Consolidated Subsidiary or Managed Affiliate that is a corporation or (B) except as could not reasonably be expected to have a Material Adverse Effect on CCI or to prevent or materially delay the performance of this Agreement by CCI and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CCI or any of the Consolidated Subsidiaries or their properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to CCI, any Consolidated Subsidiary or, to the knowledge of CCI, any Managed Affiliate, in connection with the execution and delivery of this Agreement by CCI or the consummation by CCI of the transactions contemplated hereby, except for (x) the filing with the SEC of (i) a proxy statement relating to the Required CCI Votes at the CCI Shareholders Meeting (as defined below) (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (ii) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (y) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Communications Act of 1934, as amended (the "Communications Act"), and any rules and regulations promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws, (D) the CBCA with respect to the filing and recordation of appropriate merger or other documents, (E) rules and regulations of the Nasdaq National Market ("Nasdaq"), and (F) antitrust or other competition laws of other jurisdictions, and (z) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on CCI or to prevent or materially delay the performance of this Agreement by CCI. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) or (y) are hereinafter referred to as "Required Consents."

          (d)  Reports and Financial Statements.

               (i) CCI has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since September 30, 1996 (collectively, including all exhibits thereto, the "CCI SEC Reports"). No Consolidated Subsidiary of CCI is required to file any form, report or other document with the SEC. None of the CCI SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the CCI SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of CCI as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such CCI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective CCI SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

               (ii) Except as set forth in the CCI SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 1999, as of the date of this Agreement neither CCI nor any of the Consolidated Subsidiaries has any liabilities or obligations (other than arising under this Agreement) of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CCI or could reasonably be expected to prevent or materially delay the performance of this Agreement by CCI.

          (e) Proxy Statement. The Proxy Statement will not, at the date it is first mailed to CCI's shareholders or at the time of the CCI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that in each case no representation is made by CCI with respect to statements made or incorporated by reference therein based on information supplied in writing by Merger Sub specifically for inclusion therein.

          (f) Compliance with Applicable Laws; Regulatory Matters. CCI, the Consolidated Subsidiaries, the CCI Affiliates which hold FCC Licenses for which CCI serves (pursuant to contract or otherwise) as managing agent (the "Managed Affiliates"), the partnerships which hold FCC licenses to operate cellular telephone systems ("FCC Licenses") for which a Consolidated Subsidiary is the managing or majority general partner (the "General Partner Licensees") and, to the knowledge of CCI, the CCI Affiliates for which CCI does not serve as managing agent (the "Nonmanaged Affiliates") and the partnerships which hold FCC Licenses for which Consolidated Subsidiaries are non-managing general partners or are limited partners (the "Limited Partner Licensees") hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of CCI, taken as a whole (the "CCI Permits"). CCI, the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees are in compliance with the terms of the CCI Permits, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI or to prevent or materially delay the performance of this Agreement by CCI. Except as disclosed in the CCI SEC Reports, the businesses of CCI, the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI or to prevent or materially delay the performance of this Agreement by CCI. As of the date of this Agreement, no investigation (other than with respect to Taxes) by any Governmental Entity with respect to CCI or any of the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees is pending or, to the knowledge of CCI, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI or to prevent or materially delay the performance of this Agreement by CCI. CCI and each of the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees have filed with all applicable Governmental Entities all forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by them, and each such filing complied with all applicable laws, rules and regulations, except for such nonfiling or noncompliance which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CCI or to prevent or materially delay the performance of this Agreement by CCI. Set forth in Section 3.1(f) of the CCI Disclosure Schedule is a true and complete list of all cellular FCC Licenses held by CCI, any Consolidated Subsidiary, or any Managed Affiliate.

          (g) Litigation. Except as set forth in Section 3.1(g) of the CCI Disclosure Schedule and other than rulemaking or other proceedings of general applicability affecting the cellular telephone industry and except as disclosed in the CCI SEC Reports, there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of CCI, threatened, against or affecting CCI or any Consolidated Subsidiary or, to CCI's knowledge, Managed Affiliate which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CCI, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CCI or any Consolidated

     Subsidiary or, to CCI's knowledge, Managed Affiliate which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CCI or to prevent or materially delay the performance of this Agreement by CCI.

          (h) Taxes. (i) CCI and each of the Consolidated Subsidiaries and Managed Affiliates have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) CCI and each of the Consolidated Subsidiaries and Managed Affiliates have paid all Taxes that are shown as due on such filed Tax Returns or that CCI or any of the Consolidated Subsidiaries or Managed Affiliates is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI; (iii) as of the date of this Agreement, there are no pending or, to the knowledge of CCI, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to CCI or any of the Consolidated Subsidiaries or Managed Affiliates which, if determined adversely to CCI or such Consolidated Subsidiary or Managed Affiliate, could reasonably be expected to have a Material Adverse Effect on CCI;
     (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against CCI or any of the Consolidated Subsidiaries or Managed Affiliates which, if such deficiencies or claims were finally resolved against CCI or any of the Consolidated Subsidiaries or Managed Affiliates, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CCI; (v) there are no material Liens for Taxes upon the assets of CCI or any of the Consolidated Subsidiaries or Managed Affiliates, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; (vi) none of CCI or any of the Consolidated Subsidiaries or Managed Affiliates has made an election under Section 341(f) of the Code; (vii) except as set forth in Section 3.1(h) of the CCI Disclosure Schedule, no extension of the statute of limitations on the assessment of any Taxes has been granted by CCI or any of its Consolidated Subsidiaries or Managed Affiliates and is currently in effect; (viii) except as set forth in
     Section 3.1(h) of the CCI Disclosure Schedule, none of CCI, its Consolidated Subsidiaries or Managed Affiliates is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by CCI or a subsidiary of any "excess parachute payments" within the meaning of
     Section 280G or 162(m) of the Code; (ix) none of CCI, its Consolidated Subsidiaries and Managed Affiliates has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (x) all Taxes required to be withheld, collected or deposited by or with respect to CCI, its Consolidated Subsidiaries and Managed Affiliates have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (xi) none of CCI, its Consolidated Subsidiaries and Managed Affiliates has issued or assumed
     (A) any obligations described in Section 279(A) of the Code, (B) except as set forth in Section 3.1(h) of the CCI Disclosure Schedule, any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that is not in registered form; (xii) there are no requests for information currently outstanding that could affect the Taxes of CCI, its Consolidated Subsidiaries and Managed Affiliates; and (xiii) there are no proposed reassessments of any property owned by CCI, its Consolidated Subsidiaries and Managed Affiliates or other proposals that could increase the amount of any Tax to which CCI or any such Person would be subject.

          (i) Subsidiaries and Affiliates. Section 3.1(b) of the CCI Disclosure Schedule lists CCI's ownership interests in all the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees, the Nonmanaged Affiliates and the Limited Partner Licensees as of the date of this Agreement. Section 3.1(i) of the CCI Disclosure Schedule lists all outstanding contractual agreements of CCI or any of the Consolidated Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Consolidated Subsidiary, Managed Affiliate, General Partner Licensee, Nonmanaged Affiliate and Limited Partner Licensee, except such agreements as would not require any investment or provision of funds or assets in an amount or having a fair market value in excess of $1,000,000 for any such agreement or $2,500,000 in the aggregate for all such agreements.

          (j) Absence of Certain Changes or Events. Except as disclosed in the CCI SEC Reports: (A) since March 31, 1999, CCI and the Consolidated Subsidiaries and Managed Affiliates have conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability or obligation, except in the ordinary course of their respective businesses consistent with their past practices; and (B) since March 31, 1999 to the date of this Agreement, there has not been any Material Adverse Change.

          (k) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CCI Common Stock (the "Required CCI Vote") is the only vote of the holders of any class or series of CCI capital stock necessary to approve this Agreement and the transactions contemplated hereby (assuming for purposes of this representation the accuracy of the representations contained in Section 3.2(f), without giving effect to the knowledge qualification thereto).

          (l)  Certain Agreements.

               (i) All contracts (A) listed or which would be required to be listed as an exhibit to CCI's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of CCI and the Consolidated Subsidiaries and any contracts that would be required to be so listed but for the exception with respect to listing contracts made in the ordinary course of business, (B) to which CCI or a Consolidated Subsidiary is a party providing for payments or the receipt of payments or the sale, purchase or exchange of goods or services worth in excess of $5,000,000 (or in fact resulting in such payments for the twelve months ended June 30, 1999), which contracts described in this clause (B) are listed on Section 3.1(l) of the CCI Disclosure Schedule or (C) to which CCI or a Consolidated Subsidiary is a party which are partnership, limited liability company, joint venture or similar agreements or management agreements (the "CCI Material Contracts") are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither CCI nor any of the Consolidated Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such CCI Material Contract, except for defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. To the knowledge of CCI, no counterparty to any such CCI Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, such CCI Material Contract, except for defaults or breaches which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI.

               (ii) Except as set forth in Section 3.1(l)(ii) of the CCI Disclosure Schedule, as of the date of this Agreement none of CCI or any of the Consolidated Subsidiaries or, to the knowledge of CCI, any of the Managed Affiliates has entered into any agreement or arrangement: (A) limiting or otherwise restricting CCI or any of the Consolidated Subsidiaries or any of the Managed Affiliates from engaging or competing in any line of business or in any geographic area or (B) with any Person who owns more than 5% of the CCI Common Stock.

          (m)  Employee Benefit Plans; Labor Matters.

               (i) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), whether or not subject to ERISA, to which CCI or any of the Consolidated Subsidiaries is a party or has any liability in respect of or which is maintained or contributed to by CCI or any of the Consolidated Subsidiaries (the "CCI Benefit Plans"), CCI has made available to Parent a true and complete copy of (A) such CCI Benefit Plan, (B) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (C) each trust or other funding arrangement relating to such CCI Benefit Plan, (D) the most recent summary plan description related to each CCI Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report (if applicable) relating to a CCI Benefit Plan and (F) the most recent determination letter, if any, issued by the IRS with respect to any CCI Benefit Plan qualified under Section 401(a) of the Code.

               (ii) Each of the CCI Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and CCI is not aware, after reasonable inquiry, of any circumstances likely to result in the revocation of any such favorable determination letter that could reasonably be expected to have a Material Adverse Effect on CCI.

               (iii) No event has occurred and, to the knowledge of CCI, after reasonable inquiry, there exists no condition or set of circumstances, in connection with which CCI or any of the Consolidated Subsidiaries could be subject to any liability under the terms of any CCI Benefit Plans, ERISA, the Code or any other applicable law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CCI.

               (iv) None of CCI, any of the Consolidated Subsidiaries or any of the Managed Affiliates is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by CCI or any of the Consolidated Subsidiaries or Managed Affiliates. There is no pending labor dispute, strike or work stoppage against CCI or any of the

          Consolidated Subsidiaries or Managed Affiliates which may interfere with the respective business activities of CCI or any of the Consolidated Subsidiaries or Managed Affiliates, except where such dispute, strike or work stoppage could not reasonably be expected to have a Material Adverse Effect on CCI. There is no pending charge or complaint against CCI or any of the Consolidated Subsidiaries or Managed Affiliates by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Material Adverse Effect on CCI. Neither CCI nor any of the Consolidated Subsidiaries has any present or future obligation to contribute to, or any liability in respect of, any "multiemployer plan" as described in Section 3(37) of ERISA.

               (v) Except as set forth in Section 3.1(m)(v) of the CCI Disclosure Schedule, no CCI Benefit Plan exists which could result in the payment to any employee of CCI or any of the Consolidated Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

          (n) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based on arrangements made by or on behalf of CCI, except Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by CCI in accordance with CCI's agreement with such firm. A true and complete copy of such agreement has been delivered to Parent prior to the date hereof.

          (o) Opinion of Financial Advisor. CCI has received the opinion of Morgan Stanley & Co. Incorporated dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of CCI Common Stock (other than Parent or its Affiliates).

          (p) Board Recommendation. As of the date hereof, the Board of Directors of CCI, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of CCI and (ii) resolved to recommend that the holders of the shares of CCI Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

          (q) Rights Agreement. Under the Rights Agreement, (i) none of the approval, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby will cause (1) the Rights to become exercisable, (2) Merger Sub or Parent to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (3) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event. The "Distribution Date" (as defined in the Rights Agreement) has not occurred.

          (r) Takeover Statutes. No Colorado state takeover statute or similar statute or regulation of the State of Colorado applies or purports to apply to the Agreement or any of the transactions contemplated herein, including the Merger. Subject to receipt of the FCC consents, no provision of the Organizational Documents of CCI or Consolidated Subsidiaries or Managed Affiliates would, as a result of the consummation of the transactions contemplated hereby, directly or indirectly restrict or impair the ability of Merger Sub or Parent to vote, or otherwise to exercise the rights of a shareholder with respect to securities of CCI or of any Consolidated Subsidiary (to the extent securities of any Consolidated Subsidiary are owned directly or indirectly by CCI) or permit any shareholder or general partner to acquire securities of CCI on a basis not available to Merger Sub or Parent.

          3.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, represent and warrant to CCI as follows:

          (a) Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and each of Parent and Merger Sub is in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent or Merger Sub, as the case may be.

          (b)  Authority; No Conflicts.

               (i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of either Parent or Merger Sub or (B) except as could not reasonably be expected to have a Material Adverse Effect on either Parent or Merger Sub, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either Parent or Merger Sub or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to either Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (A) the Required Consents set forth in Section 3.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on either Parent or Merger Sub.

          (c) Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of CCI or at the time of the CCI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) No Vote Required. No vote or approval of (i) any holder of any interest in Parent or (ii) the holders of any class of Merger Sub shares is necessary to approve this Agreement and the transactions contemplated hereby other than those already obtained by Parent and Merger Sub on or before the date hereof.

          (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Merger Sub or Parent.

          (f) Ownership of CCI Common Stock. As of the date of this Agreement, neither Parent or Merger Sub nor, to the knowledge of Parent, any of Parent's affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly or
     (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), shares of capital stock of CCI.

          (g) FCC Qualification. Parent and Merger Sub are each fully qualified under the Communications Act, and any applicable state regulations, to control all CCI Permits (including, without limitation, all FCC Licenses), without the requirement of divestiture of any CCI Permits or FCC Licenses or of any interests held by Parent or Merger Sub or any of their Affiliates.

          (h) Financing. Parent and Merger Sub have or have available to them sufficient committed funds to consummate the transactions contemplated by this Agreement (including paying the Merger
     Consideration in respect of all outstanding shares of CCI Common Stock) and to pay all related fees and expenses.

          (i) No Business Activities. Except for its ownership of a partnership interest in Colorado RSA No. 3 Limited Partnership, Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                  ARTICLE IV.
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1. Covenants of CCI. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Merger Sub shall otherwise consent in writing):

          (a) Ordinary Course. Except as set forth in Section 4.1(a) of the CCI Disclosure Schedule, CCI and the Consolidated Subsidiaries and Managed Affiliates shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with employees, Governmental Entities, customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by CCI or the Consolidated Subsidiaries or Managed Affiliates with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

          (b) Dividends; Changes in Share Capital. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by the Consolidated Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of CCI which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by CCI of CCI Common Stock in the ordinary course of business consistent with past practice in connection with the CCI Benefit Plans.

          (c) Issuance of Securities. Except as set forth in Section 5.5, CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, issue, deliver or sell, dispose, pledge or encumber or authorize or propose the issuance, delivery, sale, disposition, pledge or encumbrance of, any shares of its capital stock of any class, any CCI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or CCI Voting Debt, or enter into any agreement with respect to any of the foregoing and shall not amend any equity-related awards issued pursuant to the CCI Benefit Plans, other than (i) the issuance of CCI Common Stock (and the associated Rights) upon the exercise of stock options issued in the ordinary course of business and consistent with past practice in accordance with the terms of the CCI Stock Option Plan as in effect on the date of this Agreement and (ii) issuances of shares to directors in accordance with the Director's Compensation Plan of CCI.

          (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of Nasdaq, CCI and the Consolidated Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

          (e) Indebtedness. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of CCI or any of the Consolidated Subsidiaries or guarantee any debt securities of other Persons other than indebtedness of CCI or any Consolidated Subsidiary to CCI or any wholly-owned Subsidiary of CCI and other than in the ordinary course of business or as permitted pursuant to Section 4.1(e) of the CCI Disclosure Schedule,
     (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by CCI or a Consolidated Subsidiary to or in CCI, any Consolidated Subsidiary or CCI Affiliate in the ordinary course of business consistent with past practice or as permitted pursuant to Section 4.1(e) of the CCI Disclosure Schedule or
     (iii) subject to Section 4.1(n), pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice.

          (f) Benefit Plans; WARN. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to (i) increase the compensation payable or to become payable to any of its executive officers or employees, (ii) adopt or amend (except as may be required or prudent under law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any CCI Benefit Plan) for the benefit or welfare of any employee, director or former director or employee, (iii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, (iv) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of CCI or any of the Consolidated Subsidiaries, without notifying Merger Sub in advance and without complying with the notice requirements and other provisions of WARN, or (v) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement), except in each case of clauses (i) - (v) any such increases or grants, or amendments or modifications, made in the ordinary course of business and in accordance with past practice but in any event, in an aggregate amount, not exceeding $1,000,000.

          (g) Other Actions. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of CCI set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

          (h) Accounting Methods; Income Tax Elections. Except as disclosed in CCI SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, CCI shall not change any of its methods of accounting in effect at March 31, 1999, except as required by changes in GAAP as concurred in by CCI's independent auditors. CCI shall not (i) change its fiscal year or (ii) make or rescind any material Tax election or settle or compromise any federal, state, local or foreign Tax liability, other than in the ordinary course of business consistent with past practice, without consultation with Merger Sub.

          (i) Certain Agreements. Except as set forth in Section 4.1(i) of the CCI Disclosure Schedule, CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, enter into any agreement or arrangement: (i) that limits or otherwise restricts CCI or any of the Consolidated Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Closing, limit or restrict Surviving Corporation or any of its affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area or (ii) with any Person who owns more than 5% of the CCI Common Stock.

          (j) Acquisitions; Use of Funds. Except as set forth on Schedule 4.1(a) of the CCI Disclosure Schedule, CCI and the Consolidated Subsidiaries shall not make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in assets comprising any business enterprise or operation or spectrum or (ii) except in the ordinary course of business consistent with past practices, any other asset.

          (k) Wireless Assets. Except as set forth on Schedule 4.1(a) of the CCI Disclosure Schedule, CCI and the Consolidated Subsidiaries shall not sell, transfer, lease, license, pledge, mortgage, encumber or otherwise dispose of any direct or indirect ownership interest in or assets comprising any wireless system or part thereof (including any shares of capital stock of any Subsidiary holding such interest) or other investment or business enterprise or operation, other than (i) the replacement or upgrade of assets, or the disposition of redundant assets, in each case, in the ordinary course of business consistent with past practice and (ii) sales of individual assets in the ordinary course of business consistent with past practice.

          (l) Line of Business. CCI and the Consolidated Subsidiaries shall not, directly or indirectly, engage in the conduct of any business or in any territory, other than the wireless telecommunications business and related businesses conducted by CCI on the date hereof and in the territories where so conducted.

          (m) Expenditures. For any fiscal quarter commencing with the quarter ending September 30, 1999, CCI and the Consolidated Subsidiaries shall not make any capital expenditures, other than handsets, in excess of $12 million per quarter; provided that any amounts not spent in prior quarters as permitted hereunder may be spent in succeeding quarters.
     CCI and the Consolidated Subsidiaries shall not enter into any agreements, arrangements or understandings requiring capital expenditures at times or in amounts other than as set forth in the preceding sentence.

          (n) Claims. Without the prior consent of Merger Sub (which shall not be unreasonably withheld or delayed), CCI and the Consolidated Subsidiaries shall not settle or compromise any material claim, action, suit, litigation, arbitration, investigation or proceeding (in each case, whether pending or threatened) not covered by insurance, including any claim, action, suit, litigation, arbitration, investigation or proceeding (in each case, whether pending or threatened) to the effect that this Agreement or the consummation of the transactions contemplated hereby conflicts with, or results in a Violation pursuant to, any provision of the Organizational Documents of CCI or any Consolidated Subsidiary or Managed Affiliate.

          (o) Certain Agreements. CCI and the Consolidated Subsidiaries shall not enter into any agreement, arrangement or understanding that would constitute a CCI Material Contract if it were in effect on the date of this Agreement. CCI and the Consolidated Subsidiaries shall not prepay, modify, amend or terminate (or waive, release or assign any material rights or claims under) any CCI Material Contract or other material agreement, arrangement or understanding of CCI or any Consolidated Subsidiary, in each case, except in the ordinary course of business consistent with past practice.

          (p) Intention. CCI and the Consolidated Subsidiaries shall not enter into any agreement, commitment or obligation to take any action prohibited by this Section.

          (q)  Managed Affiliates.   CCI and the Consolidated Subsidiaries
     will use reasonable efforts to cause each Managed Affiliate to comply with the provisions of this Section to the same extent as if such Managed Affiliate were a Consolidated Subsidiary.

          4.2. Covenants of Parent and Merger Sub. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that CCI shall otherwise consent in writing):

          (a) Governing Documents. Except to the extent required to comply with its obligations hereunder or required by law, Merger Sub shall not amend or propose to amend its Organizational Documents in any manner that could reasonably be expected to prevent or materially delay the performance of this Agreement; provided, however, that (i) Merger Sub shall not amend or propose to amend its Organizational Documents in any way at any time following the date of the Proxy Statement and (ii) Merger Sub shall amend its Organizational Documents prior thereto to the extent necessary to comply with Section 5.7.

          (b) Other Actions. Neither Parent nor Merger Sub shall take any action that could reasonably be expected to result in (i) any of the representations or warranties of either Parent or Merger Sub set forth in this Agreement that are qualified as to materiality becoming untrue,
     (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          4.3. Advice of Changes; Government Filings. Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. CCI and Merger Sub shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of CCI and Merger Sub shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

          4.4. Transition Planning. Brian Shay, as President of Merger Sub, and Arnold C. Pohs, as Chief Executive Officer of CCI, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be President or Chief Executive Officer, respectively, of his company for any reason, such person's successor shall assume his predecessor's responsibilities under this Section 4.4. During the period between the date of this Agreement and the Effective Time, Messrs. Shay and Pohs jointly shall coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

          4.5. Control of Other Party's Business. Nothing contained in this Agreement shall give CCI, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent directly or indirectly, the right to control or direct CCI's operations prior to the Effective Time. Prior to the Effective Time, each of CCI and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE V.
                             ADDITIONAL AGREEMENTS

          5.1. Preparation of Proxy Statement; CCI Shareholder Meeting.

          (a) As soon as practicable following the date of this Agreement, CCI shall prepare the Proxy Statement. Parent and Merger Sub will cooperate with CCI in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to CCI any and all information regarding Parent and its affiliates as may be required to be disclosed therein. CCI will use its best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable.

          (b) CCI will as promptly as practicable notify Merger Sub of (i) the receipt of any comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings by CCI with the SEC, including the Proxy Statement and any amendment thereto, and all mailings to CCI's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Merger Sub (such approval not to be unreasonably withheld or delayed).

          (c) Unless the Board of Directors of CCI determines in good faith after consultation with outside legal counsel that in connection with the receipt of a Superior Proposal such action would breach its fiduciary obligations to shareholders under applicable law, (i) CCI shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "CCI Shareholders Meeting") for the purpose of obtaining the Required CCI Votes with respect to this Agreement, (ii) the Board of Directors of CCI shall unanimously recommend adoption of this Agreement by the shareholders of CCI as set forth in Section 3.1(p), and (iii) CCI shall take all lawful action to solicit such adoption. Any such recommendation, together with a copy of the opinion referred to in Section 3.1(o) shall be included in the Proxy Statement. CCI will use its best efforts to hold such meeting as soon as practicable after the date hereof.

          5.2. Access to Information. Upon reasonable notice, CCI shall (and shall cause each of the Consolidated Subsidiaries and Managed Affiliates, to the extent affording such access is permitted by the Organizational Documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, CCI shall (and shall cause each of the Consolidated Subsidiaries and Managed Affiliates, to the extent causing such furnishing is permitted by the Organizational Documents or other pertinent agreements of such entity, to) furnish promptly to Parent (a) access to each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, CCI may restrict the foregoing access to the extent that (i) a Governmental Entity requires CCI or any of the Consolidated Subsidiaries or Managed Affiliates to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to CCI or the Consolidated Subsidiaries or Managed Affiliates requires CCI or the Consolidated Subsidiaries or Managed Affiliates to restrict access to any properties or information.

          5.3. Approvals and Consents; Cooperation.

          (a) Subject to Section 5.3(b), each of CCI, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws (including, without limitation, the Communications Act and the HSR Act) to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of CCI, Parent and Merger Sub agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and, subject to
Section 5.3(b), shall otherwise cooperate with the applicable Governmental

Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Subject to Section 5.3(b), each of CCI, Parent and Merger Sub shall use its best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. Subject to Section 5.3(b), in the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws or the Communications Act, each of CCI, Parent and Merger Sub shall use its best efforts to resist or resolve such suit. Each of CCI, Parent and Merger Sub each shall, upon request by the other party, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of CCI, Parent or Merger Sub or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

          (b) Notwithstanding the provisions of Section 5.3(a) or anything in this Agreement to the contrary, (i) neither CCI nor Parent or Merger Sub shall be required to grant any consent under, or waive any right under or provision of, this Agreement, (ii) neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, CCI or the Consolidated Subsidiaries or any material portion of the assets of CCI or the Consolidated Subsidiaries, or any significant business or assets of Parent or any of its Subsidiaries and (iii) neither CCI nor any of its Subsidiaries shall, without Parent's prior written consent, commit to any divestiture or agreement to hold separate or similar transaction and each of CCI and the Consolidated Subsidiaries shall commit to, and shall use best efforts to effect, such thereof (which may, at CCI's option, be conditioned upon and effective as of the Effective Time) as Parent shall request, and if such consent is granted or request made, such divestiture, agreement to hold separate or similar transaction (or commitment with respect thereto) shall not constitute a breach of a representation or warranty or covenant hereunder.

          5.4. Acquisition Proposals.

          (a) CCI agrees that neither it nor any of its Subsidiaries, officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, CCI (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). CCI further agrees that neither it nor any of its Subsidiaries, officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, provide any information or data to any Person relating to or in contemplation of an Acquisition Proposal or engage in any discussions or negotiations relating to or in contemplation of an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CCI or its Board of Directors from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with, or providing any information to, any Person in response to a bona fide written Acquisition Proposal by any such Person; or (C) recommending such bona fide written Acquisition Proposal to the shareholders of CCI, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the Board of Directors of CCI concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and is on terms that would, if consummated, result in a transaction more favorable to CCI shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and (ii) the Board of Directors of CCI determines in good faith after consultation with outside legal counsel that such action is necessary for it not to breach its fiduciary obligations to shareholders under applicable law. CCI will notify Parent immediately if any inquiries, proposals or offers respecting an Acquisition Proposal are received by, any such information or data is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any such Persons indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and shall keep Parent apprised with respect to the status and terms thereof. CCI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with, and the provision of information and data to, any parties conducted heretofore with respect to any Acquisition Proposal. CCI will also promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries. CCI will provide Parent at least two business days' advance notice of its intention to present to its Board of Directors or accept any Superior Proposal and shall provide Parent with a summary of the terms and conditions thereof.

          (b) Parent and Merger Sub agree that, while this Agreement remains in effect, at any meeting of the holders of shares of CCI Common Stock at which Parent or Merger Sub or any of their Affiliates shall have the right to vote its shares of CCI Common Stock or at any meeting of the holders of shares of CCI Common Stock, however called, or in connection with any written consent of the holders of shares of CCI Common Stock, each of Parent and Merger Sub and any such Affiliate shall vote (or cause to be voted) the shares of CCI Common Stock held by it, to the extent voting rights exist with respect to the proposals to be acted upon, in favor of adoption of this Agreement and approval of the other transactions contemplated by this Agreement.

          5.5. Stock Options and Other Benefit Plans.

          (a) As of the Share Reference Date, there were outstanding options representing in the aggregate the right to purchase 1,787,790 shares of CCI Common Stock including 82,090 restricted shares under the agreement referred to in clause (ii) of Section 5.5(e). Options representing in the aggregate the right to purchase 1,597,950 of such shares are subject to the terms of both the CCI Omnibus Stock and Incentive Plan and the Replacement Stock Option Agreement covering the optionee (the "Agreement Options"). The remaining options, excluding the restricted shares under the agreement referred to in clause (ii) of Section 5.5(e), representing in the aggregate the right to purchase 107,750 of such shares, are subject only to the terms of such Plan (the "Plan Options"; together with the Agreement Options, the "Options").

          (b) Prior to the Closing Date, CCI shall use its reasonable best efforts to obtain from each holder of outstanding Plan Options his or her written consent to the treatment of his or her Plan Options as set forth in this Section.

          (c) Immediately prior to the Effective Time, each outstanding Option, whether or not then vested or exercisable, shall be cancelled by CCI, and the holder thereof shall be entitled to receive, at the Effective Time or as soon as practicable thereafter, from CCI in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of CCI Common Stock previously subject to such Option multiplied by
(ii) the excess of the Merger Consideration over the exercise price per share of CCI Common Stock previously subject to such Option, reduced by any applicable withholding taxes or other amounts required by law to be paid or withheld by CCI.

          (d) CCI may accelerate the vesting of any outstanding Options in accordance with the terms thereof.

          (e) Anything to the contrary set forth herein notwithstanding, during the period from the date of this Agreement to the Effective Time, CCI shall not grant any Options or issue any stock to any director, officer or employee, except that it may (i) issue stock pursuant to the exercise of Options, (ii) grant restricted stock to Arnold C. Pohs pursuant to the terms of the Retirement and Consulting Agreement, dated March 30, 1997, as amended, between CCI and Mr. Pohs, and (iii) issue shares to directors under the Director's Compensation Plan of CCI, in each case, in amounts not to exceed the amounts set forth in Section 3.1(b) of the CCI Disclosure Schedule.

          (f) Annex A hereto sets forth certain additional agreements among the parties hereto with respect to employee benefits matters and is hereby incorporated herein by reference.

          5.6. Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on CCI, the Consolidated Subsidiaries or the CCI Affiliates and any real property transfer tax imposed on any holder of shares of capital stock of CCI resulting from the Merger, and (b) as provided in Section 7.2. As used in this Agreement, "Expenses" of a party includes all out-of-pocket expenses (including, without limitation, all fees and expenses of all banks, investment banking firms and other financial institutions, and their respective agents and counsel, accountants, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf, whether incurred prior to, on or after the date of this Agreement, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

          5.7. Indemnification; Directors' and Officers' Insurance. The Surviving Corporation shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of officers and directors contained in the Organizational Documents of CCI and (ii) for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by CCI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time.

          5.8. Rights Agreement. The Board of Directors of CCI shall take all action necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

          5.9. Public Announcements. CCI and Merger Sub shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

          5.10. Certain Agreements. Neither CCI nor any subsidiary of CCI will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party entered into in connection with a possible sale of CCI, without the prior written consent of Merger Sub (which shall not be unreasonably withheld or delayed).

                                  ARTICLE VI.
                             CONDITIONS PRECEDENT

          6.1. Conditions to Each Party's Obligation to Effect the Merger. The obligations of CCI and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. CCI shall have obtained all approvals of holders of shares of capital stock of CCI necessary to approve this Agreement and all the transactions contemplated hereby (including the Merger).

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) Required Regulatory Approvals. All Required Consents and all other authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on CCI (collectively, "Required Regulatory Approvals") shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect; provided that if the condition set forth in Section 6.2(c) is waived by Merger Sub, then this condition will be deemed to have been satisfied with respect to FCC Consents.

          (d) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          6.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Merger Sub, on or prior to the Closing Date, of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of CCI set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of CCI that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of CCI to such effect.

          (b) Performance of Obligations of CCI. CCI shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of CCI to such effect.

          (c) FCC Consents. The FCC shall have granted its consent to the consummation of the transactions contemplated hereby ("FCC Consents"). No timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review of the FCC Consents shall be pending, and the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's own motion, shall have expired.

          (d) No Litigation. There shall not be pending any suit, action, investigation or proceeding by any Governmental Entity (an "Action") (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain damages from CCI or Parent or any of their respective Subsidiaries or the Managed Affiliates, which if determined adversely to CCI, would be reasonably likely to have a Material Adverse Effect on CCI, (ii) seeking to prohibit or limit the ownership or operation by CCI or any of the Consolidated Subsidiaries or Managed Affiliates or Parent of any material portion of the business or assets of CCI, the Consolidated Subsidiaries and the Managed Affiliates (taking CCI, the Consolidated Subsidiaries and the Managed Affiliates as a whole), or seeking to require CCI or any of the Consolidated Subsidiaries or Managed Affiliates or Parent to dispose of or hold separate any material portion of the business or assets of CCI, the Consolidated Subsidiaries and the Managed Affiliates (taking CCI, the Consolidated Subsidiaries and the Managed Affiliates as a whole) as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of CCI, the Consolidated Subsidiaries and the Managed Affiliates, taken as a whole, or (iv) seeking to impose limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of CCI Common Stock, including, without limitation, the right to vote CCI Common Stock on all matters properly presented to the shareholders of CCI or which otherwise would have a Material Adverse Effect on CCI; provided, however, that the provisions of this Section 6.2(d) shall not be available to Merger Sub if it has failed to fulfill its obligations pursuant to Section 5.3 (or other breach of a representation, warranty or covenant hereof) shall have been the cause of, or shall have resulted in, such suit, action, investigation or proceeding.

          (e) Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred and not been cured.

          6.3. Additional Conditions to Obligations of CCI. The obligations of CCI to effect the Merger are subject to the satisfaction, or waiver by CCI on or prior to the Closing Date, of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and CCI shall have received a certificate of the chief executive officer and the chief financial officer of each of Parent and Merger Sub to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and CCI shall have received a certificate of the chief executive officer and the chief financial officer of each of Parent and Merger Sub to such effect.

                                 ARTICLE VII.
                           TERMINATION AND AMENDMENT

          7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CCI:

          (a)  By mutual written consent of Parent and CCI;

          (b) By either CCI or Parent if the Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure (or if Parent is the terminating party, the failure of Parent or Merger Sub) to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that if on the Termination Date any conditions to the Closing set forth in Section 6.1(b), 6.1(c), 6.1(d), 6.2(c) or 6.2(d) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be reasonably capable of being fulfilled, then the Termination Date shall be extended to the twelve-month anniversary of the date of this Agreement;

          (c) By either CCI or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action CCI (if it is the terminating party) or Parent and Merger Sub (if Parent is the terminating party) shall have used their best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) By either Parent or CCI if the approval by the shareholders of CCI required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

          (e) By Parent if the Board of Directors of CCI (i) shall withdraw or modify in any manner adverse to Merger Sub its approval or recommendation of this Agreement or the Merger, (ii) failed as promptly as practicable to mail the Proxy Statement to its shareholders or failed to include in such statement such recommendation, (iii) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of CCI Common Stock, shall have not recommended rejection of such tender offer or exchange offer by the date required for such recommendation under Rule 14e-2 of the Exchange Act,
     (iv) shall approve or recommend any Acquisition Proposal other than that contemplated by this Agreement, (v) shall resolve to take any of the actions specified in clauses (i) or (iv) above, (vi) any Person (other than Parent or an Affiliate of Parent or BCP CommNet L.P. or an Affiliate of BCP CommNet L.P.) or "group" becomes the "beneficial owner" (such terms having the meaning in this Agreement ascribed under regulation 13D under the Exchange Act) of more than 25% of the outstanding shares of CCI Common Stock, or (vii) for any reason the Company fails to call or hold the CCI Shareholders Meeting before the Termination Date (provided that Parent's right to terminate this Agreement under such clause (vii) shall not be available if at such time Parent would not be entitled to terminate this Agreement under Section 7.1(b));

          (f) By CCI, prior to the Required CCI Vote having been obtained if the Board of Directors of CCI determines to accept a Superior Proposal after determining in good faith after consultation with legal counsel as to its fiduciary obligations under applicable law, that the failure to accept such Superior Proposal would constitute a breach of its fiduciary duties, but only after CCI provides Parent with not less than two business days' advance notice of its determination to accept such Superior Proposal including all material terms and conditions thereof;

          (g) By Parent, upon a material breach of any covenant or agreement on the part of CCI set forth in this Agreement, or if (i) any representation or warranty of CCI that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of CCI that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied (a "Terminating CCI Breach"); provided, however, that, if such Terminating CCI Breach is reasonably capable of being cured by CCI through the exercise of its best efforts prior to the 60th day following CCI's obtaining notice of such breach (or, if earlier, the Termination Date) and for so long as CCI continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 7.1(g); or

          (h) By CCI, upon a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if (i) any representation or warranty of Parent or Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Parent/Merger Sub Breach"); provided, however, that, if such Terminating Parent/Merger Sub Breach is reasonably capable of being cured by Parent or Merger Sub, as applicable, through the exercise of its best efforts prior to the 60th day following Parent's obtaining notice of such breach (or, if earlier, the Termination Date) and for so long as Parent or Merger Sub, as applicable, continues to exercise such best efforts, CCI may not terminate this Agreement under this Section 7.1(h).

          7.2. Effect of Termination.

          (a) In the event of termination of this Agreement by either CCI or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or CCI or their respective officers or directors except (i) with respect to Sections 3.1(n), 3.2(e), Section 5.6, this Section 7.2 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

          (b) Subject to Sections 7.2(c) and 7.2(d), in the event of any termination of this Agreement, in addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 7.2, CCI shall reimburse Merger Sub for all Expenses of Parent and Merger Sub; provided that in no event shall CCI be required to pay in excess of an aggregate of $4,000,000 pursuant to this Section 7.2(b). Payment of Expenses pursuant to this Section 7.2(b) shall be made not later than two Business Days after delivery to CCI of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Merger Sub (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment).

          (c) (i) If this Agreement shall have been terminated pursuant to Sections 7.1(b) or 7.1(g) and either of the following shall have occurred prior to such termination: (A) any Person (including CCI or any of its Subsidiaries or CCI Affiliates, but excluding Parent, Merger Sub or any of their Affiliates) shall have become the beneficial owner of more than 25% of the outstanding shares of CCI Common Stock, or (B)(x) on or after the date of this Agreement any Person (other than Parent, Merger Sub or any of their Affiliates) shall have made, or proposed, communicated or disclosed a bona fide intention to make a Control Proposal (including by making such a Control Proposal), and (y) on or prior to the twelve-month anniversary of the date of such termination, CCI either consummates with any Person a transaction the proposal of which would otherwise qualify as a Control Proposal or enters into a definitive agreement with any Person with respect to a transaction the proposal of which would otherwise qualify as a Control Proposal (whether or not such Person is the Person referred to in clause (x) above); or

          (ii) if this Agreement is terminated pursuant to Section 7.1(d),
     Section 7.1(e) or Section 7.1(f);

then CCI shall, (1) in the case of clause (c)(i)(A) and (c)(ii) above, promptly, but in no event later than one Business Day after the termination of this Agreement and (2) in the case of clause (c)(i)(B) above, promptly, but in no event later than one Business Day after an event specified in subclause (y) thereof shall have occurred, pay Merger Sub a fee equal to $35 million less amounts paid pursuant to Section 7.2(b), in cash, which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is payable pursuant to this Section 7.2(c) following termination of this Agreement shall be effective until such fee is paid. Only one fee shall be payable pursuant to this Section 7.2(c).

          (d) Notwithstanding the foregoing, no amount shall be payable pursuant to Section 7.2(b) or 7.2(c) if (i)(x) this Agreement shall have been terminated pursuant to Section 7.1(b), (y) at the time of such termination CCI is not in material breach of its obligations or representations and warranties under this Agreement and (z) at the time of such termination any of the conditions set forth in Sections 6.1(b), 6.1(c), 6.2(c) and 6.2(d), shall not have been satisfied or waived or (ii) this Agreement shall have been terminated pursuant to (x) Section 7.1(c) and at the time of such termination CCI is not in material breach of its obligations or representations and warranties under this Agreement, or (y) Section 7.1(a) or 7.1(h).

          7.3. Amendment. This Agreement (including the Annexes and Schedules hereto) may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CCI, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such shareholders without such further approval. This Agreement (including the Annexes and Schedules hereto) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VIII.
                              GENERAL PROVISIONS

          8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and for the provisions of this Article VIII. Nothing in this
Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

          8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or delivered by facsimile (but in the case of facsimile transmission, transmitted on the same day by the method described in clause
(b)), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (i) if to Parent or Merger Sub, to Vodafone Airtouch PLC, 1 California Street, 18th Floor, San Francisco, California 94111,
     Attention: David Bagley, Director, Corporate Development, Facsimile No.
     (415) 658-5239.

          (ii) if to CCI, to CommNet Cellular Inc., 8350 East Crescent Parkway, Suite 400, Englewood, Colorado 80111, Attention: President, Facsimile No.: (303) 694-5590, with copies to Blackstone Management Associates II L.L.C., 345 Park Avenue, 31st Floor, New York, New York 10154, Attention: Mark T. Gallogly, Facsimile No. (212) 754-8704, and to Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, Attention: Brian M. Stadler, Esq., Facsimile No. (212) 455-2502.

          8.3. Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          8.5. Entire Agreement; No Third Party Beneficiaries.

          (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Voting Agreement and the Confidentiality Agreement dated May 12, 1999 entered into by Airtouch Communications, Inc. and CCI in connection with the transactions contemplated hereby, which shall survive the execution and delivery of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

          8.6. Governing Law. Except to the extent the CBCA shall govern the Merger, this Agreement shall be governed and construed in accordance with the laws of the State of New York.

          8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent without the consent of CCI, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.10.     Definitions. As used in this Agreement:

          (a) "Affiliate" shall have the meaning ascribed to such term under Rule 12b-2 under the Exchange Act.

          (b) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

          (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (d) "CCI Affiliates" means each of the corporations and partnerships through which CCI holds indirect ownership interests in cellular licensees and those cellular licensees in which CCI holds an ownership interest which is not a Consolidated Subsidiary.

          (e) "Control Proposal" means an Acquisition Proposal which seeks to acquire a significant portion of the assets or more than 25% of the equity securities of CCI.

          (f) "Material Adverse Change" means any change in the business, financial condition or results of operations of CCI or any of the Consolidated Subsidiaries or Managed Affiliates that has had, or could reasonably be expected to have, a Material Adverse Effect on CCI.

          (g) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect (i) affecting companies in the cellular telephone industry generally, (ii) resulting from general economic conditions or (iii) resulting from the announcement or performance of this Agreement and the transactions contemplated hereby.

          (h) "Organizational Documents" means, with respect to any entity, the charter, by-laws or other governing documents of such entity.

          (i) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act).

          (j) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the general partner interests or the ordinary voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (k) (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and (ii) "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

          (l) "the other party" means, with respect to CCI, Parent and Merger Sub and means, with respect to Parent or Merger Sub, CCI.

          8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

          8.12 Submission to Jurisdiction. Parent irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Parent irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (each, a "New York Court"), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Parent hereby appoints CT Corporation System, 1633 Broadway, New York, New York 10019, as its authorized agent upon which process may be served in any action arising out of or based on this Agreement which may be instituted in any New York Court. Such appointment shall be irrevocable until all obligations of Parent under this Agreement have been performed. Parent shall take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the authorized agent at the address indicated above, as such address may be changed by notice given by the authorized agent to Parent and CCI, shall be deemed, in every respect, effective service of process upon Parent.

            IN WITNESS WHEREOF, CCI, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        COMMNET CELLULAR INC.



                                        By:  /s/ Arnold C. Pohs
                                             ------------------------
                                             Name:  Arnold C. Pohs
                                             Title:   CEO



                                        VODAFONE AIRTOUCH PLC



                                        By: /s/ Mohan S. Gyani
                                            -------------------------
                                            Name:  Mohan S. Gyani
                                            Title:  Chief Financial Officer



                                        PACIFIC TELECOM CELLULAR OF
                                        COLORADO, INC.



                                        By:  /s/ Mohan S. Gyani
                                             ------------------------
                                             Name:  Mohan S. Gyani
                                             Title:  Chief Financial Officer

                                    ANNEX A
                           EMPLOYEE BENEFITS MATTERS


          Parent and Merger Sub agree to the following with respect to the compensation and benefits program of CCI and its Subsidiaries:

          Survival of Plans. The following employee benefit plans and policies of CCI existing on the date of this Agreement shall be kept in full force and effect for the benefit of the CCI employees (or former employees) then entitled to such benefits under the terms of such plans and policies for a period of one year following the Closing:

     The CommNet Cellular Inc. Exclusive Provider Program
     The CommNet Cellular Inc. Preferred Provider Organization/Conventional
         Medical Plan
     The CommNet Cellular Inc. Basic Medical Plan
     The CommNet Cellular Inc. Dental Plan
     The CommNet Cellular Inc. Employee Assistance Plan
     The CommNet Cellular Inc. Basic Life and Accidental Death and
         Dismemberment Insurance Plan
     The CommNet Cellular Inc. Business Travel Accident Plan
     The CommNet Cellular Inc. Voluntary Life Insurance Plan
     The CommNet Cellular Inc. Sick Pay and Long-Term Disability Plan
     The CommNet Cellular Inc. Flexible Spending Accounts
     Health and Welfare Benefit Option Plans at Termination, including
         Medical, Outpatient Prescription Drug, Dental, Employee Assistance, and Flexible Spending Account Plans, Basic Life and AD&D and Voluntary Life Insurance Plans, Business travel Accident, Exempt Basic and Extended Sick Pay, Nonexempt Sick Pay/Personal Time and Short-Term Disability Plans, Long-Term Disability Conversion Option, Vision Plan, Long Term Care Insurance Plan and Flexible Spending Accounts
     The CommNet Cellular Inc. 401(k) Plan (including the profit sharing portion of the Plan)
     CommNet Cellular Inc. Short-Term Incentive Plan
     Exec-u-care Group Medical Reimbursement Insurance Trust coverage for
         Executive Vice Presidents, President and Chief Executive Officer of CCI Enhanced Long-Term Disability Policy coverage for Vice Presidents and senior management of CCI

     Vacation and severance policies set forth in the CCI Employee Handbook The CommNet Cellular Inc. Vision Plan
     The CommNet Cellular Inc. Long Term Care Insurance Plan













































                                     -2-